Exhibit 10.1

Brian R. Gamache
President and CEO
800 South Northpoint Blvd.
Waukegan, Il 60085
(tel) 847.785.3000
bgamache@wmsgaming.com

February 24, 2004

Seamus McGill
9921 Laurel Springs
Las Vegas, NV 89134

Re: Amended and Restated Employment Agreement dated as of February 1, 2001 between WMS Gaming Inc., a Delaware corporation (“WMS” or the “Corporation”), and Seamus McGill, an individual residing at 9921 Laurel Springs, Las Vegas, Nevada (“Employee”), as amended by (i) the Amendment dated September 28, 2001 between WMS and Employee, (ii) a letter dated November 15, 2001 between WMS and Employee, and (iii) a letter dated March 6, 2003 (collectively, the “Employment Agreement”).

Dear Seamus:

This letter documents our understanding concerning the Corporation’s plans for growing its international business and the change in your responsibilities in connection with those plans.

Effective no later than May 15, 2004, your title with the Corporation will be Executive Vice President and Managing Director, International Operations. In this position you will continue to report to the President and Chief Executive Officer of the Corporation. Your duties will include, without limitation, management of international sales and operations for the Corporation and its subsidiaries. In the performance of these duties, you will be required to spend up to 50% of your time traveling internationally or on location at the U.K. office to be opened by a subsidiary of the Corporation (the “U.K. Office”). You will continue as a member of the Executive Committee of the Corporation. If, and to the extent, the Corporation’s parent company adopts, and its stockholders approve, a plan for stock grants to employees of the Corporation, you will be entitled to participate in such plan at the level of participation designated for members of the Executive Committee of the Corporation. You will continue to remain eligible to participate in the other benefits made available to members of the Executive Committee, or equivalent benefits. Your salary and benefits will be administered and payable only in the U. S. and it is expected that you will remain a U.S. resident.

You have agreed to arrange for a temporary residence in proximity to the U.K. Office. To compensate you for the incremental costs of furnishing and maintaining a U.K. residence, the Corporation will pay you a stipend of U.S. $8,000 per month (pro rata for any partial month) beginning May 1, 2004 (the “Stipend Amount”). The Stipend Amount will be grossed-up annually to cover your personal U.S. Federal income taxes based on your estimated personal tax

February 24, 2004

rate. The Stipend Amount will be paid separately from your base salary and will not be included in the calculation of any bonus, merit increase, or any other benefit payable to you at any time by the Corporation, nor will it be eligible for 401(k) or deferred compensation withholding. If you have not established a residence in the U.K. by May 1, 2004, the Stipend Amount will not be payable until such time as you have done so. Upon establishing a U.K. residence, you will receive a car allowance equal to U.S. $1,000 per month for so long as you are required by the Corporation to maintain such residence. Such allowance will be in addition to the allowance you currently receive under the Corporation’s automobile allowance policies.

Your duties will be performed principally from the Las Vegas, Nevada office of the Corporation when you are not required to be in the U.K. or traveling on behalf of the Corporation, and you will not be required by the Corporation to maintain a Chicago residence after April 30, 2004. Accordingly, the letter dated March 6, 2003 between you and the Corporation relating to your relocation to Chicago, Illinois will terminate in its entirety effective April 30, 2004. The Corporation will reimburse you for the costs actually incurred by you for moving your personal and household belongings, including one car, from Chicago to Las Vegas, Nevada. Such costs will be reimbursed only upon presentation of actual receipts.

For so long as the Corporation requires you to maintain a residence in the U.K., the Corporation will reimburse you for: (i) up to U.S. $2,800 annually for costs actually incurred in the periodic maintenance of your landscaping and swimming pool for your home located at 9921 Laurel Springs Rd., Las Vegas, Nevada; and (ii) your dues for the TPC Summerlin Country Club in Las Vegas, Nevada. Such costs will be reimbursed only upon presentation of actual receipts. If membership in an overseas country club is available for up to 5,000 U.K. pounds, the Corporation will reimburse the cost of such membership effective immediately. If such membership is not available, after May 1, 2005, the Corporation may agree to consider reimbursing you for the costs actually incurred for membership in a country club in the U.K., provided that the decision to reimburse such costs shall be in the sole discretion of the President and Chief Executive Officer.

In the event that your duties on behalf of the Corporation are changed in accordance with the Agreement such that a U.K. residence is no longer required, the Corporation will notify you of such change, and the Stipend Amount will terminate upon the occurrence of the lesser of (i) four months from the date of such notice or (ii) the actual date on which you terminate your U.K. residence. In the event of any such termination, the Corporation will arrange and pay for the costs actually incurred to move your personal and household belongings (excluding any cars) to Las Vegas, Nevada. Such costs will be paid directly by the Corporation to the applicable service providers.

Except as expressly modified by this letter agreement, all terms and conditions of the Employment Agreement remain in full force and effect.

Please acknowledge your acceptance of the terms of this letter by signing the attached copy of this letter in the space provided and returning the executed copy to me. By signing this letter agreement, you agree that the amounts set forth in this letter constitute the only amounts owed to

February 24, 2004

you by the Corporation for any costs that may be incurred by you as a result of your move from Chicago to Las Vegas and your maintenance of a temporary U.K. residence.

WMS GAMING INC.

By:	/s/ Brian R. Gamache
Brian R. Gamache

Accepted and agreed to this 24th day of February, 2004:

/s/ Seamus McGill
Seamus McGill